EXHIBIT 99.1
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For further information contact:	Media:
AT EMISPHERE TECHNOLOGIES, INC. Investor Relations 914-785-4742	BMC Communications Dan Budwick 212-477-9007 ext. 14

Info@Emisphere.com

Emisphere Technologies Announces Pricing of Common Stock Offering

Tarrytown, NY – May 10, 2006 – Emisphere Technologies, Inc. (NASDAQ: EMIS) announced today that it has entered into agreements to sell 4 million shares of common stock at $8.26 per share, the closing bid price on May 9, 2006, pursuant to Emisphere’s previously filed shelf registration statement ,which was declared effective by the Securities and Exchange Commission on May 2, 2006.

ThinkEquity Partners LLC acted as lead placement agent, with W.R. Hambrecht + Co, LLC and WBB Securities, LLC, acting as co-placement agents. Proceeds from the offering will be used by Emisphere for general corporate purposes, including further development of its lead clinical programs. The transaction is expected to close on May 15, 2006, subject to the satisfaction of customary closing conditions.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor there would any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The offer is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, a final prospectus can be obtained from ThinkEquity Partners, LLC, 31 West 52 Street, 17th floor, New York, NY 10019; telephone, 212-468-7000.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.